Exhibit 99.7

Title: Egress of CD19+CD5+ Cells Into Peripheral Blood Following Treatment with the Bruton Tyrosine Kinase Inhibitor, PCI-32765, in Mantle Cell Lymphoma Patients (ASH 2011 Annual Meeting Abstract #954)

Betty Y Chang, PhD1*, Michelle Francesco1*, Padmaja Magadala1*, Min Mei Huang, PhD1, Marcel Spaargaren, PhD2*, Joseph J. Buggy, PhD1* and Laurence Elias, MD1

1Research, Pharmacyclics, Sunnyvale, CA; 2Department of Pathology, Academic Medical Center, University of Amsterdam, Amsterdam, Netherlands

PCI-32765 is an orally administered, highly potent and specific inhibitor of Bruton tyrosine kinase (BTK) in clinical development for the treatment of B cell lymphoproliferative diseases. Patients with chronic lymphocytic leukemia (CLL) often have marked but transient increases of circulating CLL lymphocytes following treatment with PCI-32765, as has been seen with other inhibitors of the B cell receptor (BCR) pathway. In the course of the Phase I study of PCI-32765, we have noted similar effects among treated patients with other types of non-Hodgkin lymphoma (NHL) including mantle cell lymphoma (MCL). We here characterize the patterns and phenotypes of cells mobilized among patients with MCL, and further investigate the mechanism of this effect. Nine patients with MCL treated in the previously reported Phase I study (Advani et al, ASCO, 2010) had baseline absolute lymphocyte counts (ALC) of 1.04 ± 0.42 (x 109/L, Mean ± SD) and had maximal increases during the first 28 day cycle of 12 to 794% (188% increase ± 250, Mean, SD). The ALCs of four patients who were treated on a dosing schedule that included a 1 week drug holiday within each cycle were noted to show intra-cyclic increases of ALC from day 1 to day 15 of each cycle, and decreases following each week off of treatment, for up to 9 cycles (Fig. 1). Patients receiving continuous dosing exhibited gradually decreasing ALCs following the first cycle. The cyclically increasing B lymphocytes were confirmed to be CD5+ (and often also CD45lo), and thus likely to represent circulating, mobilized lymphoma cells. Patient, D005, who attained a complete response, had an easily identifiable CD19+CD45lo subpopulation of 0.47 x 109 cells/L at baseline. This subpopulation increased to 15.2 x 109/L at day 8 of the first cycle, but then decreased markedly as the patient responded clinically. One patient who failed to respond had, by contrast, few if any detectable mobilized cells. Peripheral blood CD19+CD5+ cells from MCL patients treated with PCI-32765 after 8 days were found to have reduced levels of CXC chemokine receptor 4 (CXCR4) levels, whereas pretreatment malignant cells were CXCR4hi. This likely reflects the differences in MCL surface membrane phenotype in solid tissues compared to peripheral blood. Mechanistically, we found that PCI-32765 inhibited BCR- and CXCL12-mediated adhesion and chemotaxis of MCL cell lines in vitro (EC50 = 10-100 nM), and dose-dependently inhibited BCR, stromal cell and CXCL12 stimulations of pBtk, pPLCg and pErk in MCL cells. Importantly, PCI-32765 dose-dependently inhibited the pseudoemperipoleisis of MCL in the presence of stromal cells.

Conclusion: Lymphocyte mobilization into the peripheral blood is notable from MCL in response to treatment with PCI-32765. The majority of these cells are marked with a phenotype (CD19+CD5+ CXCR4lo) which is consistent with malignant cells from secondary lymphoid organs. This effect is likely to be related to PCI-32765 inhibition of BTK activation which results in inhibition of MCL cell chemotaxis, adherence and pseudo-emperipoleisis. We propose that Btk is essential for the homing of MCL cells into secondary lymphoid organs, and that its inhibition results in peripheral blood compartment shift.